Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Farmland Partners Inc. Registration Statements on Form S-3 (No. 333-279210, No. 333-266792, No. 333-255092, No. 333-224385, and No. 333-203799) and on Form S-8 (No. 333-287051, No. 333-195268, No. 333-203874, No. 333-217669, and No. 333-255962) of our report dated February 20, 2025, relating to the December 31, 2024, consolidated financial statements and the financial statement schedule, which appears in Farmland Partners Inc. Annual Report on Form 10-K as of December 31, 2025.

/s/ Plante & Moran, PLLC

Denver, Colorado

February 19, 2026